Exhibit 99.1

Contact:	Charles L. Dunlap, CEO Gregory J. Pound, COO Frederick W. Boutin, CFO 303-626-8200

TRANSMONTAIGNE PARTNERS L.P. ANNOUNCES FILING OF ITS ANNUAL REPORT

May 4, 2012	Immediate Release

Denver, Colorado—TransMontaigne Partners L.P. (NYSE:TLP) today announced that its complete Annual Report for the year ended December 31, 2011, including audited financial statements, was filed with the Securities and Exchange Commission on Form 10-K/A, Amendment No. 1, on May 3, 2012.

As previously disclosed, the audit committee of our general partner dismissed KPMG LLP from its engagement as the principal accountant to audit the financial statements of TransMontaigne Partners L.P. on December 15, 2011. The dismissal of KPMG LLP resulted from the determination that KPMG LLP was not “independent” of TransMontaigne Partners L.P. within the meaning of the rules of applicable regulatory agencies, and did not qualify as independent at the time of our audits for the years ended December 31, 2010 and 2009, and prior periods.  It was determined that our investors would receive meaningful benefit from the reassurance that would be provided by having our financial statements for the years ended December 31, 2010 and December 31, 2009 re-audited (collectively, the “Re-audits”), and by having the quarterly financial information that is contained in the 2011 Annual Report re-reviewed (collectively, the “Re-reviews”), by Deloitte & Touche LLP, our new independent registered public accounting firm.  The Re-audits and Re-reviews were completed by Deloitte & Touche LLP on May 3, 2012, and were included in our 2011 Annual Report on Form 10-K/A, Amendment No. 1.

The Re-audits and Re-reviews did not materially change the information previously reported in our consolidated financial statements for any of the prior periods presented in the 2011 Annual Report or our previously filed quarterly and annual reports with respect to such periods.

The complete 2011 Annual Report has been posted on our website: www.transmontaignepartners.com under the “Investor Information” tab.   Unitholders may obtain a hard copy of our Annual Report for the year ended December 31, 2011 free of charge by contacting TransMontaigne Partners L.P., Attention:  Investor Relations, 1670 Broadway, Suite 3100, Denver, Colorado 80202 or phoning (303) 626-8200.

1670 Broadway • Suite 3100 • Denver, CO 80202 • 303-626-8200 (phone) • 303-626-8228 (fax)

Mailing Address:  • P. O. Box 5660 • Denver, CO 80217-5660

www.transmontaignepartners.com

About TransMontaigne Partners L.P.

TransMontaigne Partners L.P. is a terminaling and transportation company based in Denver, Colorado with operations primarily in the United States along the Gulf Coast, in the Midwest, in Brownsville, Texas, along the Mississippi and Ohio Rivers, and in the Southeast.  We provide integrated terminaling, storage, transportation and related services for customers engaged in the distribution and marketing of light refined petroleum products, heavy refined petroleum products, crude oil, chemicals, fertilizers and other liquid products.  Light refined products include gasolines, diesel fuels, heating oil and jet fuels; heavy refined products include residual fuel oils and asphalt.  We do not purchase or market products that we handle or transport.  News and additional information about TransMontaigne Partners L.P. is available on our website:  www.transmontaignepartners.com.

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